                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                      Security Capital Group Incorporated
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                      SECURITY CAPITAL GROUP INCORPORATED
                              125 Lincoln Avenue
                          Santa Fe, New Mexico 87501

                 NOTICE OF 2001 ANNUAL MEETING OF SHAREHOLDERS

                            To Be Held May 17, 2001

To the shareholders:

   The 2001 annual meeting of shareholders of Security Capital Group Incorporated will be held on Thursday, May 17, 2001, at the Eldorado Hotel, 309 West San Francisco Street, Santa Fe, New Mexico 87501, at 9:30 a.m. (Mountain Time) for the following purposes:

     1. To elect four Class II Directors to serve until the annual meeting of shareholders in 2004, and until their successors are duly elected and qualify; and

     2. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

   Shareholders of record at the close of business on March 28, 2001, are entitled to notice of, and to vote at, the meeting.

   Please review the accompanying Proxy Statement for information regarding the meeting. You may authorize proxies to cast your votes, commonly known as proxy voting, via a toll-free telephone number or over the Internet, or by signing, dating and returning the enclosed proxy card in the envelope provided. If you attend the meeting and decide to change your proxy vote, you may do so by voting in person at the meeting.

   Beneficial holders planning to attend the meeting are urged to pre-register so that your identity as a shareholder may be verified in advance.

                                          Jeffrey A. Klopf
                                          Senior Vice President and Secretary

April 12, 2001

                            YOUR VOTE IS IMPORTANT.
                  PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN
                     YOUR PROXY IN THE ENCLOSED ENVELOPE,
                  OR PROXY VOTE BY TELEPHONE OR BY INTERNET.

                      SECURITY CAPITAL GROUP INCORPORATED
                              125 Lincoln Avenue
                          Santa Fe, New Mexico 87501

                                PROXY STATEMENT
                                      FOR
                      2001 ANNUAL MEETING OF SHAREHOLDERS

                            To Be Held May 17, 2001

                              GENERAL INFORMATION

   The Board of Directors of Security Capital Group Incorporated is soliciting proxies to be voted at the 2001 annual meeting of shareholders to be held on Thursday, May 17, 2001. This proxy statement provides information concerning the use of the proxy and the business to be transacted at the annual meeting. If a shareholder specifies a choice with respect to any matter to be acted upon, the proxy holders will vote the shares represented by the proxy in accordance with the shareholder's specifications. If a shareholder returns an executed proxy without specifying a choice, the proxy holders will vote the shares represented by the proxy in accordance with the recommendations of the Board.

   If you are a registered owner and plan to attend the meeting in person, you may request an admission ticket by marking the attendance box on your attached proxy card. Beneficial owners whose ownership is registered under another person's name and who plan to attend the meeting in person may obtain admission tickets in advance by sending written requests, along with proof of ownership as of the record date, such as a bank or brokerage firm account statement, to: Lucinda G. Marker, Vice President and Assistant Secretary, Security Capital Group Incorporated, 125 Lincoln Avenue, Santa Fe, New Mexico 87501. Registered owners and beneficial owners who do not present valid admission tickets at the meeting or who have not pre-registered will be admitted only upon verification of ownership as of the record date at the registration counter at the meeting. In addition, beneficial owners will be able to vote at the meeting only if they present a proxy validly executed by a person who was the record owner of the shares on the Record Date.

   Any shareholder authorizing a proxy has the right to revoke the authorization at any time before it is voted by giving written notice to the Secretary of Security Capital, by delivering to the Secretary of Security Capital a duly executed proxy bearing a later date, by voting over the Internet or by telephone at a later date or by attending the meeting and voting in person.

   Security Capital will bear the cost of soliciting its proxies. In addition to solicitation by mail, proxies may be solicited personally, or by telephone, facsimile transmission or other electronic means by officers or employees of Security Capital. Security Capital will also request banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and similar parties to forward the solicitation material to the beneficial owners of Class A Shares and Class B Shares held of record by those persons, and Security Capital will, upon request of those record holders, reimburse forwarding charges and expenses. Security Capital has hired Georgeson Shareholder Communications Inc. to help solicit proxies and to tabulate votes and has agreed to pay them $25,000 plus out of pocket expenses.

   This proxy statement is being sent to shareholders on April 12, 2001.

                     SHARES OUTSTANDING AND VOTE REQUIRED

   At the close of business on March 28, 2001, the record date for determination of shareholders entitled to receive notice of, and to vote at, the meeting (the "Record Date"), approximately 982,942.1 Class A Shares,

99,160,137 Class B Shares and 257,642 Series B Cumulative Convertible Redeemable Voting Preferred Shares ("Series B Preferred Shares") were outstanding. Each whole Class A Share outstanding on the Record Date is entitled to one vote, and each fractional Class A Share is entitled to its fraction of one vote, or a total of 982,942.1 for all outstanding Class A Shares. Each Class B Share outstanding on the Record Date is entitled to .005 of a vote, or a total of 495,801 votes for all outstanding Class B Shares. Each Series B Preferred Share outstanding on the Record Date is entitled to
 .0641 of a vote, or a total of 16,516 votes for all outstanding Series B Preferred Shares. There is no right to cumulative voting. The Class A Shares, the Class B Shares and the Series B Preferred Shares will vote as a single class on all matters properly presented at the meeting. As of the Record Date, these shares had a total of 1,495,259.1 votes. A majority of all votes entitled to be cast in person or by proxy will constitute a quorum at the meeting.

   If a quorum is present, the affirmative vote of a plurality of the votes cast in person or by proxy at the meeting is required to elect each nominee for Director. Abstentions are counted as shares present at the meeting for purposes of determining a quorum. An abstention has no effect with respect to the election of Directors.

                            PRINCIPAL SHAREHOLDERS

   The following table sets forth, as of March 28, 2001, the beneficial ownership of Class A Shares and Class B Shares for (i) each Director and advisory director of Security Capital, (ii) the Chief Executive Officer and the four other most highly compensated executive officers of Security Capital (the "Named Executive Officers"), (iii) each person known to Security Capital to be the beneficial owner of more than 5% of the outstanding Class A Shares or Class B Shares and (iv) the Directors, an advisory director and executive officers of Security Capital as a group. The last column shows the percentage of votes represented by the outstanding voting securities held by such persons. Unless otherwise indicated in the footnotes, the shares are owned directly, and the indicated person or entity has sole voting and investment power. The address of each Director, the advisory director and Named Executive Officer is c/o Security Capital Group Incorporated at the administrative offices of SCGroup Incorporated located at 7777 Market Center Avenue, El Paso, Texas 79912.

                            Class A Shares      Class B Shares
Name and Address           ----------------- --------------------    Voting
of Beneficial Owner        Number(1)  %(2)   Number(3)(4) %(2)(5) Percentage(6)
-------------------        --------- ------- ------------ ------- -------------
C. Ronald Blankenship
 (7).....................    10,826   1.090%     767,905     *          *
Samuel W. Bodman.........     7,868     *        414,898     *          *
Hermann Buerger (8)......       375     *      6,646,455   6.282%     1.105%
John P. Frazee, Jr. (9)..     6,065     *        324,750     *          *
Cyrus F. Freidheim, Jr.
 (10)....................     3,045     *        208,200     *          *
H. Laurance Fuller (11)..     4,958     *        269,400     *          *
Janet Hill...............         0     *              0     *          *
Ray L. Hunt (12).........    34,542   3.505%   1,998,624   1.981%     2.223%
John T. Kelley, III (13).     4,548     *        263,396     *          *
William D. Sanders (14)..    79,103   7.939%   4,208,525   4.072%     4.397%
Peter S. Willmott (15)...     5,886     *        325,822     *          *
Frank P. Lowy, Jr. (16)..    52,431   5.334%   4,585,836   4.506%     4.163%
Thomas G. Wattles (17)...     9,096     *        591,425     *          *
Anthony R. Manno, Jr.....     3,131     *        268,321     *          *
A. Richard Moore, Jr.....       536     *         64,184     *          *
Total Directors and
 executive officers as a
 Group (22 persons)......   231,622  22.148%  21,737,308  18.342%    13.190%
Commonwealth of
 Pennsylvania, Public
 School Employes'
 Retirement System (18)
 5 North 5th Street,
  Harrisburg, PA 17101...    97,723   9.942%  14,170,274  13.619%     9.640%
United States Steel and
 Carnegie Pension Fund
 (19)
 350 Park Avenue, 17th
 Floor, New York, NY
 10022...................    74,285   7.557%   3,714,250   3.610%     4.968%
Franklin Resources Inc.
 (20)
 777 Mariners Island
 Blvd., 6th Floor, San
 Mateo, CA 94404.........         0     *      5,194,564   5.239%     1.737%
Pacific Financial
 Research, Inc. (21)
 9601 Wilshire Blvd.,
 Suite 800, Beverly
 Hills, CA 90210.........    19,736   2.008%   5,101,814   5.145%     3.026%
Wellington Management
 Company, LLP (22)
 72 State Street, Boston,
 MA 02100................         0     *      6,913,400   6.972%     2.312%

--------
    * Less than 1%
 (1) Includes Class A Shares which may be acquired upon conversion of convertible debentures, or the exercise of options or warrants, within 60 days for Messrs. Blankenship (10,440), Bodman (2,553), Buerger (375), Frazee (2,553), Freidheim (2,553), Fuller (2,553), Mrs. Hill (0), Messrs. Hunt (2,553), Kelley (2,553), Sanders (13,421), Willmott (2,553), Wattles
     (8,702), Manno (2,724) and Moore (536), and all Directors and executive officers as a group (62,858).
 (2) For each person who owns restricted stock units which vest within 60 days, or options or convertible securities which are exercisable or convertible within 60 days, the calculation of the percentage ownership assumes that only that person has exercised all of his or her options or warrants and converted all of his or her convertible securities and that no other person has restricted stock units which have vested, has exercised any outstanding options or has converted any convertible securities.
 (3) Each Class A Share may be converted at any time into 50 Class B Shares. Includes Class B Shares which may be acquired upon conversion of Class A Shares, including Class A Shares which may be acquired upon the exercise of options or warrants, or upon conversion of convertible debentures, as described in footnote 1 above.
 (4) Includes Class B Shares which may be acquired upon the exercise of options or vesting of restricted stock units within 60 days for Messrs. Blankenship (222,415), Bodman (21,500), Buerger (21,500), Frazee (21,500), Freidheim (21,500), Fuller (21,500), Mrs. Hill (0), Messrs.
     Hunt (21,500), Kelley (21,500), Sanders (241,546), Willmott (21,500),
     Wattles (128,559), Manno (84,956) and Moore (35,000), and all Directors and executive officers as a group (1,162,049). Includes Class B Shares held through the 401(k) savings plan for Messrs. Blankenship (398), Sanders (872), Wattles (863), Manno (815) and Moore (792), and all executive officers as a group (8,834).
 (5) For each person who owns Class A Shares, the calculation of the percentage ownership assumes that only that person has converted all of his or her Class A Shares into Class B Shares and that no other person has converted any Class A Shares.
 (6) Includes only outstanding Class A Shares, Class B Shares and/or Series B Preferred Shares beneficially owned by such person. The percentage is based on one vote per Class A Share, .005 vote per Class B Share and .0641 vote per Series B Preferred Share. On the Record Date, the outstanding voting securities were entitled to cast a total of 1,495,259.1 votes.
 (7) Includes 2,000 Class B Shares held by a corporation of which Mr. Blankenship is a controlling shareholder.
 (8) Mr. Buerger is Executive Vice President of Commerzbank AG in New York. Commerzbank Aktiengesellschaft, Grand Cayman Bank ("Commerzbank AG, Grand Cayman Branch"), Two World Financial Center, New York, NY 10281, beneficially owns 6,606,205 Class B Shares as a result of owning 257,642 Series B Preferred Shares, with respect to all of which it has sole power to vote or direct the vote and sole power to dispose or direct the disposition, which shares are included in Mr. Buerger's amount. Mr. Buerger disclaims beneficial ownership of these shares.
 (9) Includes five Class A Shares held by Mr. Frazee's children and three Class A Shares held by his wife.
(10) Includes 100 Class A Shares held by a family trust and 5,750 Class B Shares held by Mr. Freidheim's wife.
(11) Includes two Class A Shares held by Mr. Fuller's wife.
(12) Includes eight Class A Shares held by family trusts for which Mr. Hunt is trustee; 1,268 Class A Shares held by a corporation wholly owned by Mr. Hunt; and 7,352 Class A Shares for which Mr. Hunt shares beneficial ownership pursuant to a power of attorney. Excludes 3,521 Class A Shares which Mr. Hunt's wife owns as separate property and 23,771 Class A Shares held by Hunt Financial Corporation, the capital stock of which is held indirectly through a series of corporation by trusts for the benefit of Mr. Hunt and members of his family, as to which Mr. Hunt disclaims beneficial ownership. Includes 250,000 Class B Shares held by family trusts which have granted Mr. Hunt authority with respect to the voting and disposition of these shares.

(13) Includes 1,995 Class A Shares and 14,375 Class B Shares held by a trust of which Mr. Kelley is trustee.
(14) Includes 778 Class A Shares held by the Sanders Foundation; 5,775 Class A Shares held by Sanders Partners Incorporated; and 2,286 Class A Shares held by two family partnerships.
(15) Includes three Class A Shares held by Mr. Willmott's children and two Class A Shares held by Mr. Willmott's wife.
(16) Mr. Lowy is an advisory director. The Class A Shares and the Class B Shares are held by LFG Holding Pty., Limited, an Australian corporation in which interests associated with Mr. Lowy and members of his family own a 100% interest.
(17) Includes two Class A Shares held by Mr. Wattles' wife, eight Class A Shares held by his children, 149 Class A Shares and 7,203 Class B Shares held in an IRA account.
(18) Information with respect to the beneficial ownership of Commonwealth of Pennsylvania Public School Employes' Retirement System ("PSERS") is included herein in reliance on an amended Schedule 13G dated February 12, 2001, filed with the SEC, and a Form 4, dated March 12, 2001, filed with the SEC. The filings indicate that PSERS has sole power to vote or direct the vote of 97,723 Class A Shares and sole power to vote or direct the vote of 9,284,124 Class B Shares and sole power to dispose or direct the disposition of 97,723 Class A Shares and sole power to dispose or direct the disposition of 9,284,124 Class B Shares. Prior to the commencement of the Security Capital share repurchase program in 1999, PSERS had purchased shares in the open market which represented a 9.8% ownership interest. Because of the Security Capital share repurchase program and a reduction in the number of shares outstanding, PSERS exceeded the 9.8% ownership limit contained in Security Capital's charter. The Board of Security Capital has approved PSERS holding more than 9.8% of the outstanding shares, provided that PSERS does not purchase additional shares. PSERS acquired additional shares as a result of its ownership of Security Capital U.S. Realty ("US Realty") shares which were exchanged for Class B Shares as a result of the business combination between Security Capital and US Realty.
(19) Information with respect to beneficial ownership of United States Steel and Carnegie Pension Fund is included herein in reliance on an amended
     Schedule 13G dated February 14, 2001, filed with the SEC. The Schedule 13G indicates that United States Steel and Carnegie Pension Fund has sole power to vote and sole power to dispose of 74,285 Class A Shares.
(20) Information with respect to the beneficial ownership of Franklin Resources, Inc. is included herein in reliance on an amended Schedule 13G dated February 9, 2001, filed with the SEC. The Schedule 13G indicates that Franklin Advisors, Inc. has sole power to vote or direct the vote and has sole power to dispose or direct the disposition of 4,647,462 Class B Shares, and Franklin Management, Inc. has sole power to dispose or direct the disposition of 547,102 Class B Shares.
(21) Information with respect to beneficial ownership of Pacific Financial Research, Inc. is included herein in reliance on a Schedule 13G dated February 14, 2001, filed with the SEC. The Schedule 13G indicates that Pacific Financial Research, Inc. has sole power to vote 4,854,900 Class B Shares, including 955,600 Class B Shares issuable upon conversion of Class A Shares; no voting power for 246,914 Class B Shares, including 31,200 Class B Shares issuable upon conversion of Class A Shares and 54,164 Class B Shares issuable upon conversion of convertible debentures; sole dispositive power of 5,047,650 Class B Shares including 986,800 Class B Shares issuable upon conversion of 19,736 Class A Shares; and shared dispositive power of 54,164 Class B Shares.
(22) Information with respect to beneficial ownership of Wellington Management Company, LLP is included herein in reliance on an amended Schedule 13G dated March 9, 2001, filed with the SEC. The Schedule 13G indicates that Wellington Management Company, LLP has shared power to vote or direct the vote of 6,913,400 Class B Shares and shared power to dispose or direct the disposition of 6,913,400 Class B Shares.

   The following table sets forth, as of March 28, 2001, the beneficial ownership of the outstanding common shares of each of CarrAmerica Realty ("CarrAmerica"), ProLogis Trust ("ProLogis"), Storage USA, Inc. ("Storage"), Regency Centers Corporation ("Regency"), and Security Capital European Realty ("SC-European

Realty"), each of which is an affiliate of Security Capital, for (i) each Director and advisory director of Security Capital, (ii) each Named Executive Officer and (iii) the Directors, advisory director and executive officers of Security Capital as a group. The address of each person listed below is c/o Security Capital Group Incorporated at the administrative offices of SCGroup Incorporated located at 7777 Market Center Avenue, El Paso, Texas 79912. Unless otherwise indicated in the footnotes, all of the interests are owned directly, and the indicated person or entity has sole voting and investment power.

                                                               SC-European
                          CarrAmerica   ProLogis     Storage      Realty      Regency
                          ----------- ------------ ----------- ------------ -----------
Name of Beneficial Owner  Number %(1) Number  %(1) Number %(1) Number  %(1) Number %(1)
------------------------  ------ ---- ------- ---- ------ ---- ------- ---- ------ ----
C. Ronald Blankenship
 (2)....................   4,500  *       878  *    7,837  *         0  *        0  *
Samuel W. Bodman (3)....       0  *    32,308  *        0  *         0  *        0  *
Hermann Buerger.........       0  *         0  *        0  *         0  *        0  *
John P. Frazee, Jr. (4).       0  *     2,929  *        0  *         0  *        0  *
Cyrus F. Freidheim, Jr..       0  *        14  *        0  *         0  *        0  *
H. Laurance Fuller (5)..       0  *     2,846  *        0  *         0  *        0  *
Janet Hill..............       0  *         0  *        0  *         0  *        0  *
Ray L. Hunt (6).........       0  *         4  *        0  *   382,500  *      480  *
John T. Kelley, III (7).       0  *    91,260  *        0  *         0  *   46,948  *
William D. Sanders (8)..  35,199  *       455  *    9,739  *   106,250  *    9,187  *
Peter S. Willmott (9)...       0  *         6  *    1,000  *         0  *   12,723  *
Frank P. Lowy...........       0  *         0  *        0  *         0  *        0  *
Thomas G. Wattles (10)..       0  *    28,823  *        0  *         0  *       49  *
Anthony R. Manno, Jr....       0  *         0  *        0  *         0  *        0  *
A. Richard Moore, Jr....       0  *         0  *        0  *         0  *        0  *
All Directors and
 executive officers as a
 Group (22 persons).....  69,898  *   159,523  *   28,593  *   489,600  *   73,231  *

--------
    * Less than 1%.
 (1) For each person who owns options which are exercisable within 60 days, the calculation of the percentage ownership assumes that only that person has exercised all of his options and that no other person has exercised any outstanding options.
 (2) CarrAmerica shares include 4,500 shares which may be acquired upon exercise of options within 60 days.
 (3) ProLogis shares are owned by the Bodman Foundation, a charitable trust for which Mr. Bodman is trustee and in which Mr. Bodman disclaims any beneficial interest.
 (4) ProLogis shares include 402 shares held by Mr. Frazee's wife and 1,206 shares held by his children.
 (5) Includes 402 ProLogis shares held by Mr. Fuller's wife.
 (6) ProLogis shares are held by family trusts for which Mr. Hunt is trustee. ProLogis shares exclude two shares which Mr. Hunt's wife owns as separate property, as to which Mr. Hunt disclaims beneficial ownership.
   The SC-European Realty shares are shares for which Mr. Hunt shares beneficial ownership pursuant to powers of attorney. Excludes 425,000 shares owned by Hunt Securities Corporation, as to which Mr. Hunt disclaims beneficial ownership.
 (7) Regency shares are held in a trust for which Mr. Kelley is trustee. ProLogis shares include 88,833 shares held by a trust for which Mr. Kelley is trustee.
 (8) CarrAmerica shares include 35,199 shares which may be acquired upon exercise of options within 60 days. ProLogis shares are held by Mr. Sanders' wife. Storage shares include 7,722 shares which may be acquired upon exercise of options within 60 days.
 (9) Includes four ProLogis shares held by Mr. Willmott's children and two ProLogis shares held by Mr. Willmott's wife.
(10) ProLogis shares include 2,576 shares held by Mr. Wattles' children and 8,040 shares held in an IRA account for Mr. Wattles and his wife. Regency shares are held by one of Mr. Wattles' children.

                             ELECTION OF DIRECTORS

   The designated proxy holders will vote shares represented by the proxy to elect Cyrus F. Freidheim, Jr., H. Laurance Fuller, Janet Hill and Ray L. Hunt as Class II Directors, unless otherwise instructed. If elected, each nominee will serve as a Director until the annual meeting of shareholders in 2004. If any of the nominees is not available for election, which is not anticipated, the shares represented by the accompanying proxy will be voted for the election of another person recommended by the Board. The Board recommends that shareholders vote FOR the election of each nominee.

Nominees

                              Business Experience and Directorships of Publicly
Director                  Age                   Held Companies                   Director since
--------                  --- -------------------------------------------------- --------------
Cyrus F. Freidheim, Jr..   65 Vice Chairman of Booz . Allen Hamilton Inc., an         1991
                              international management consulting firm, which he
                              joined in 1966. Mr. Freidheim is a Director of
                              Household International Inc. and MicroAge Inc.

H. Laurance Fuller......   62 Co-Chairman and Director of BP Amoco p.l.c. from        1991
                              January 1999 until March 2000. Formerly Chairman
                              and Chief Executive Officer of Amoco Corporation.
                              Mr. Fuller is a Director of Abbott Laboratories,
                              J.P. Morgan Chase Corporation and Motorola, Inc.

Janet Hill..............   53 Vice President of Alexander & Associates, Incorpo-      2001
                              rated, a corporate consulting firm which she
                              joined in 1981. Mrs. Hill was the Special Assis-
                              tant of the Secretary of the Army from 1978 to
                              1981. Mrs. Hill is a Director of Nextel Communica-
                              tions, Inc., Wendy's International, Inc., Progres-
                              sive Insurance Company, Dean Foods Company, Hough-
                              ton Mifflin Company and First Union Bank of Vir-
                              ginia, Washington, D.C. and Maryland.

Ray L. Hunt.............   57 Chairman and Chief Executive Officer of Hunt Oil        1991
                              Company, and Chairman, Chief Executive Officer and
                              President of Hunt Consolidated Inc. Mr. Hunt is a
                              Director of Halliburton Company, Electronic Data
                              Systems Corporation and PepsiCo, Inc. and a Class
                              C Director of the Federal Reserve Bank of Dallas.

Continuing Directors

   The following persons will continue to hold positions as Directors:

   C. Ronald Blankenship--51--Vice Chairman and Chief Operating Officer of Security Capital since May 1998. Director of BelmontCorp, CarrAmerica, Regency, InterPark Holdings, Inc., Macquarie Capital Partners LLC, and Storage. Managing Director of Security Capital from 1991 until 1998. Trustee of ProLogis since May 2000. Prior to June 1997, Chairman of Archstone Communities Trust ("Archstone") and a Trustee of Archstone, a former affiliate of Security Capital, from March 2000 to February 2001. Interim Chairman, Chief Executive Officer and a Director of Homestead Village Incorporated since May 1999. Mr. Blankenship is a Class I Director, has served as a Director since 1998, and his term as Director expires in 2003.

   Samuel W. Bodman--62--Chairman since 1988, and Chief Executive Officer from 1988 until March 2001, of Cabot Corporation, a company with business in energy and special chemicals and materials. Director of Cabot Corporation, John Hancock Financial Services, Inc., Thermo Electron Corp. and Westvaco Corp. Mr. Bodman is a Class I Director, has served as a Director since 1991, and his term as Director expires in 2003.

   Hermann Buerger--57--Executive Vice President of Commerzbank AG since 1989. Director of United Dominion Industries. Mr. Buerger is a Class I Director, has served a Director since 1998, and his term as Director expires in 2003.

   John P. Frazee, Jr.--56--Mr. Frazee is a private investor. Formerly Chairman and Chief Executive Officer of Paging Network, Inc. from 1997 to 2000, and President from 1997 to 2000. In 2000, Paging Network, Inc. filed for and emerged from bankruptcy proceedings. Non-executive Chairman of Vast Solutions, Inc. Formerly, President and Chief Operating Officer of Sprint Corporation. Director of Cable Satellite Public Affairs Network (C-SPAN), Cabot Microelectronics Corporation, Vast Solutions, Inc. and Dean Foods Company. Mr. Frazee is a Class I Director, has served as a Director since 1991, and his term as Director expires in 2003.

   John T. Kelley, III--60--Founding Officer and Advisory Trustee of ProLogis since January 1993. Mr. Kelley was a Trustee of Archstone from 1988 to February 2001, and has been a Director of Regency since March 1999, prior to which he served as Chairman of the Board of Pacific Retail Trust. Mr. Kelly is a Class III Director, has served as a Director since 1991, and his term as Director expires in 2002.

   William D. Sanders--59--Founder, Chairman and Chief Executive Officer of Security Capital. Mr. Sanders is a Director of CarrAmerica, Macquarie Capital Partners LLC, SC-European Realty and Storage, and is an Advisory Director of Regency. He is First Vice Chair of the National Association of Real Estate Investment Trusts (NAREIT). Mr. Sanders is a Class III Director, has served as a Director since 1991, and his term as Director expires in 2002.

   Peter S. Willmott--63--Chairman and Chief Executive Officer of Willmott Services, Inc., since 1989. Mr. Willmott is a Director of FedEx Corporation. Mr. Willmott is a Class III Director, has served as a Director since 1991, and his term as Director expires in 2002.

   Frank P. Lowy, Jr. became an advisory director to Security Capital in 2000. Mr. Lowy, age 70, has been Chairman of Westfield America Management Limited since 1996, Chairman of Westfield America, Inc. since 1994, and Founder and Chairman of Westfield Holdings Limited. Mr. Lowy has been a member of the board of the Reserve Bank of Australia since 1995, and director of the Daily Mail and General Trust p.1.c. (U.K.) since 1994. An advisory director is permitted to attend Board meetings but does not have a right to vote on matters considered by the Board.

Meetings and Committees

   The Board held nine meetings in 2000.

   The Management Development and Compensation Committee (the "Compensation Committee"), composed of Messrs. Bodman (Chairman), Buerger, Frazee and Kelley, reviews and approves compensation arrangements and plans of Security Capital and administers the various long term incentive plans of Security Capital. The Compensation Committee held three meetings in 2000.

   The Executive Committee, composed of Messrs. Sanders (Chairman), Frazee, Hunt and Blankenship, has full authority to act on behalf of the Board between regular meetings of the Board, to the extent permitted by Maryland law. The Executive Committee held one meeting in 2000.

   The Nominating and Corporate Governance Committee, composed of Messrs. Frazee (Chairman), Bodman, Fuller and Hunt, has the responsibility to identify and select individuals for nomination to the Board. The Nominating Committee held four meetings in 2000.

   During 2000, each Director attended at least 75 percent of the total number of meetings of the Board and the committees on which he served.

The Audit Committee

   The Audit Committee of the Board of Directors consists of Messrs. Fuller (Chairman), Freidheim and Willmott. It is responsible for, among other things, considering the appointment of the independent auditors of Security Capital, reviewing with the independent auditors the plan and scope of the audit and audit fees, reviewing professional services provided by the independent auditors, reviewing the independence of the independent auditors, monitoring the adequacy of financial reporting and internal controls and meeting periodically with management and internal and independent auditors. During 2000, the Audit Committee met three times and the Chairman of the Audit Committee, as the representative of the Audit Committee, discussed the interim financial information contained the quarterly earnings announcements issued after June 30, 2000, with the Chief Financial Officer, the Chief Accounting Officer and independent auditors prior to public release.

   In 2000, the Audit Committee recommended to the full Board of Directors adoption of an Audit Committee Charter, and the Board of Directors approved the Audit Committee Charter. In March 2001, as part of its annual review of the Audit Committee Charter, the Audit Committee recommended changes to the Audit Committee Charter, which the Board of Directors approved. Attached to the Proxy Statement as Appendix A is the current Audit Committee Charter. For purposes of the rules of the New York Stock Exchange, all members of the Audit Committee are independent.

   The following table sets forth the fees billed or expected to be billed for the audit of Security Capital's financial statements for the year 2000 and the aggregate fees billed to Security Capital for all other services provided during the fiscal year ended December 31, 2000, by Security Capital's principal accounting firm, Arthur Andersen LLP.

             Audit fees....................  $  541,750
             Financial information systems
              design & implementation fees.  $        0
             All other fees................  $  909,000
                                             ----------
                                             $1,450,750
                                             ==========

   The Audit Committee has considered whether the provision of non-audit services by Arthur Andersen LLP to Security Capital for the fiscal year ended December 31, 2000, is compatible with maintaining Arthur Andersen LLP's independence.

                            AUDIT COMMITTEE REPORT

   The Audit Committee of the Board of Directors has:

  . Reviewed and discussed the audited financial statements of Security
    Capital for the fiscal year ended December 31, 2000, with management and Arthur Andersen LLP, Security Capital's independent auditors;

  . Discussed with Arthur Andersen LLP the matters required to be discussed by Statement on Auditing Standards No. 61 ("Communications with Audit Committees"); and

  . Received the written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees"), and discussed with Arthur Andersen LLP its independence.

   In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Security Capital's Annual Report on Form 10-K for the year ended December 31, 2000.

                                          H. Laurance Fuller, Chairman
                                          Cyrus F. Freidheim, Jr.
                                          Peter S. Willmott

Director Compensation

   Security Capital pays an annual retainer of $35,000 to Directors who are not officers or employees of Security Capital or its affiliates. The retainer is paid quarterly to the Directors in cash or, at the election of the Director, in Class A Shares based on the then current fair market value of the Class A Shares. Non-employee chairpersons of the Board committees receive an additional annual retainer of $5,000 payable in cash or, at the election of the Director, in Class A Shares based on the then current fair market value of the Class A Shares. Non-employee directors receive $1,500 for each Board or Committee meeting attended payable in cash or, at the election of the Directors, in Class A Shares based on the then current fair market value of the Class A Shares. In March 2001, the Board of Directors amended these arrangements to provide for the issuance of Class B Shares based on the then current fair market value of the Class B shares for all fees which Directors elect to receive in shares of Security Capital. Officers of Security Capital or its affiliates who are Directors are not paid any Director fees. Directors are reimbursed for any out-of-town travel expenses incurred in connection with attendance at Board meetings.

Outside Directors Plan

   The purpose of the Security Capital Group Incorporated 1996 Outside Directors Plan (the "Outside Directors Plan") is to enable each Director who is not an employee or officer of Security Capital or any of its affiliates (an "Outside Director") to increase their ownership of Security Capital and thereby further the identity of their interests with those of Security Capital's other shareholders. The Secretary of Security Capital (the "Administrator") administers the Outside Directors Plan with a view to Security Capital's best interests and the Outside Directors Plan's objectives.

   Under the Outside Directors Plan, each Outside Director is entitled to receive on January 1 of each year an option to purchase 7,500 Class B Shares at a price per Class B Share equal to the fair market value of a Class B Share on that date. In January 2001, Outside Directors received options to purchase 6,500 Class B Shares at a price per share equal to the fair market value of a Class B Share on that date. The reduction in the number of options was due to depletion of the number of Class B Shares then remaining available for grant under the Outside Directors Plan. Before March 1998, each Outside Director received an annual option to purchase 150 Class A Shares at a price per Class A Share equal to the fair market value of a Class A Share on January 1 of each year.

   The number of Class B Shares currently reserved for issuance upon exercise of options granted under the Outside Directors Plan is 573,750. Options for a total of 3,525 Class A Shares and 172,000 Class B shares have been issued and are outstanding under the Outside Directors Plan. In the event of certain transactions affecting the type or number of outstanding shares, the Administrator may make adjustments to Class B Shares and options that are subject to the Outside Directors Plan. In March 2001, the Board amended the Outside Directors Plan to increase the number of Class B Shares reserved for issuance upon exercise of options granted under the Outside Directors Plan by 400,000 shares, from 173,750 to 573,750.

   Options granted after March 1998 may be exercised immediately. Options granted before March 1998 had a one year vesting period. Each option expires on the ten-year anniversary of the date of grant.

                             EXECUTIVE COMPENSATION

   The following table presents compensation for 1998, 1999, and 2000 paid to the Named Executive Officers:

                                        Annual Compensation                             Long-Term Compensation
                               --------------------------------------             -----------------------------------
                                                                        Class A     Class B
                                                                        Shares      Shares    Restricted
                                                                      Underlying  Underlying    Stock     All Other
                                                      Other Annual       Stock       Stock    Awards ($) Compensation
   Name and Position      Year Salary($) Bonus($)  Compensation($)(1) Options (#) Options (#)    (2)       ($) (3)
------------------------  ---- --------- --------- ------------------ ----------- ----------- ---------- ------------
William D. Sanders--      2000  650,000  1,050,000         --             --        350,000       --        6,132
 Chairman and Chief       1999  650,000    641,500       19,398           --        375,000       --        6,216
 Executive Officer        1998  300,000    781,500         --             --        295,593   1,732,500     5,070

C. Ronald Blankenship--   2000  600,000  1,050,000        7,898           --        350,000       --        7,860
 Vice Chairman and Chief  1999  550,000    574,150         --             --        160,000   1,121,250     4,260
 Operating Officer        1998  275,000    711,500         --             --        364,831   1,443,750       270

Thomas G. Wattles--       2000  450,000    700,000        8,567           --        200,000       --        6,900
 Managing Director        1999  450,000    445,500        2,836           --        100,000     731,250     7,440
                          1998  260,000    643,000         --             --        207,119   1,155,000     5,070

Anthony R. Manno, Jr.--   2000  400,000    640,000      120,158           --        110,000       --        5,668
 Managing Director        1999  350,000    401,000       34,434           --         40,000     292,500     5,328
                          1998  225,000    503,500         --             --        149,915   1,010,625     3,758

A. Richard Moore, Jr.--   2000  400,000    480,000        3,672           --         90,000       --        7,959
 Managing Director (4)    1999  400,000    400,000         --             --         40,000     243,750     7,356
                          1998  250,257    362,500         --            1,070       50,000     707,813     1,000

--------
(1) Includes earnings deferred under the non-qualified savings plan.
(2) Amounts shown represent restricted stock unit awards made in 1999 and 1998 under the 1998 Long-Term Incentive Plan. Awards granted in 1998 vest upon the earlier of December 9, 2003, or the date upon which the Class B Shares have traded at a closing price of at least $40 per share for ten consecutive trading days. Awards granted in 1999 vest in one-fourth increments on the first, second, third and fourth anniversaries of December 1, 1999. The aggregate number of Class B Shares covered by restricted stock unit awards and the value of the restricted stock unit awards at December 31, 2000, based on the closing price of the Class B Shares on that date, for the Named Executive Officers were: Mr. Sanders--120,000 shares ($2,407,500); Mr. Blankenship--192,000 shares ($3,852,000); Mr. Wattles--
    140,000 shares ($2,808,750); Mr. Manno--94,000 shares ($1,885,875); and Mr.
    Moore--62,500 shares ($1,253,906).
(3) Includes contributions made by Security Capital in 1998, 1999 and 2000 under its 401(k) savings plan and its non-qualified savings plan and the dollar value of insurance premiums paid by Security Capital for term life insurance for the benefit of the Named Executive Officer. Beginning in 1998, Security Capital has matched up to 50% of the first 6% of compensation contributed by the employee under the 401(k) savings plan or non-qualified savings plan with Class B Shares.
(4) Mr. Moore joined Security Capital in May 1998. The restricted share award for 1998 includes an award for 7,500 Class B Shares granted to Mr. Moore on July 8, 1998, under the 1998 Long-Term Incentive Plan in connection with his initial offer of employment. These awards vest in one-third increments on the first, second and third anniversaries of the grant date. Under the provisions of the award, Mr. Moore elected to defer receipt of the shares vesting in 2000 and 2001. The value of the remaining 5,000 Class B Shares of the award at December 31, 2000 was $100,312.

   In December 1998, the Board granted restricted stock unit awards under the 1998 Long Term Incentive Plan to certain key executives whom the Compensation Committee deemed critical to the long-term success of Security Capital to promote long-term retention and provide incentives to these key executives to achieve targeted shareholder value goals. The restricted stock unit awards are composed of units which vest for a specified number of Class B Shares. The Board granted restricted stock unit awards to 11 key executives, including the Named Executive Officers, for a total of 728,000 Class B Shares, which awards will vest upon the earlier of December 9, 2003, or the date upon which the Class B Shares trade at a closing price of at least $40 per share for ten consecutive trading days. The Board also granted restricted stock unit awards to 18 other key executive for a total of 540,000 Class B Shares, which awards vested 10% on December 9, 1999, 20% on December 9, 2000, and will vest 30% on December 9, 2001, and 40% on December 9, 2002. All restricted stock unit awards will vest earlier in the case of the recipient's retirement, disability or death, or upon a change of control and termination of the recipient's employment.

   In December 1999, the Board granted restricted stock unit awards under the 1998 Long-Term Incentive Plan to certain key executives whom the Compensation Committee deemed critical to the long-term success of Security Capital to promote long-term retention and provide incentives to these key executives to achieve targeted shareholder value goals. The restricted stock unit awards are composed of units which will vest for a specified number of Class B Shares. The Board granted restricted stock unit awards to 21 key executives, including the Named Executive Officers (other than Mr. Sanders, who instead elected to receive options for Class B Shares), for a total of 426,800 Class B Shares, which awards vested 25% on December 1, 2000, 25% will vest on December 1, 2001, 25% will vest on December 1, 2002, and 25% will vest on December 1, 2003. All restricted stock unit awards will vest earlier in the case of the recipient's retirement, disability or death, or upon a change of control and termination of the recipient's employment.

   In December 2000, the Board approved a Share Purchase Matching Program (the "Program") under the 1998 Long-Term Incentive Plan for all bonus-eligible employees of Security Capital. The purpose of the Program is to further increase ownership of Security Capital stock and promote retention of employees. Under the Program, bonus-eligible employees could elect to receive up to 50% of their total annual cash bonus for 2000 performance in the form of Class B Shares. The Class B Shares were valued at the fair market value of the Class B Shares on January 8, 2001, the date on which the shares were sold to the participants. For every Class B Share that participants purchased under the Program, Security Capital granted .75 restricted stock unit awards ("Matching RSUs"), which Matching RSUs are composed of units which will vest for a specified number of Class B Shares. The Class B Shares acquired under the Program are fully vested at the time of purchase and may be disposed of at any time by the participant. Certain employees including the Named Executive Officers, acquired their Class B Shares through the non-qualified savings plan. The Matching RSUs were granted in January 2001, vest in full in January 2004, and are subject to early forfeiture if the participant is not employed by Security Capital on the vesting date or if the participant sells Class B Shares acquired under the Program before the vesting date. All Matching RSUs will vest earlier, assuming the participant has not sold any Class B shares acquired under the Program before such date, in the case of the participant's retirement, disability or death, or upon a change in control and termination of the participant's employment. A total of 39 employees, including the Named Executive Officers, participated in the Program. A total of 181,383 Class B Shares were acquired, and a total of 136,046 Matching RSUs were granted, under the Program in January 2001.

Option Grants

   During 2000, options for 2,415,750 Class B Shares were granted by the Compensation Committee to 125 key employees and officers of Security Capital and its affiliates. The following table presents information about individual grants of options to the Named Executive Officers.

                                                   Individual Grants
                         ---------------------------------------------------------------------
                         Class B Shares  Percent of Total
                           Underlying    Options Granted  Exercise or             Grant Date
                         Options Granted   to Employees   Base Price  Expiration Present Value
Name                         (#)(1)        in 2000 (%)     ($/share)     Date       ($)(2)
----                     --------------- ---------------- ----------- ---------- -------------
William D. Sanders......     175,000                       $18.6250     8/15/10   $1,158,762
                             175,000                       $19.4375    12/13/10   $1,209,320
                             -------                                              ----------
                             350,000          14.49%                              $2,368,082

C. Ronald Blankenship...     137,500                       $18.6250     8/15/10   $  910,456
                             212,500                       $19.4375    12/13/10   $1,468,460
                             -------                                              ----------
                             350,000          14.49%                              $2,378,916

Thomas G. Wattles.......     100,000                       $18.6250     8/15/10   $  662,150
                             100,000                       $19.4375    12/13/10   $  691,040
                             -------                                              ----------
                             200,000           8.28%                              $1,353,190

Anthony R. Manno, Jr....      40,000                       $18.6250     8/15/10   $  264,860
                              70,000                       $19.4375    12/13/10   $  483,728
                             -------                                              ----------
                             110,000           4.55%                              $  748,588

A. Richard Moore, Jr....      40,000                       $18.6250     8/15/10   $  264,860
                              50,000                       $19.4375    12/13/10   $  345,520
                             -------                                              ----------
                              90,000           3.73%                              $  610,380

--------
(1) These options become exercisable in one-third increments on the first, second, and third anniversaries of the dates of grant, except that such options may be exercised earlier in the case of the optionee's retirement, disability or death or upon a change of control and termination of the optionee's employment.
(2) The amounts shown are based on the Black-Scholes option pricing model. The material assumptions incorporated in the Black-Scholes model for estimating the value of the options include the following: risk-free interest rates of 5.01%; expected lives of 5.5 years; no expected dividends; and expected volatility of 26.97%.

Option Exercises in 2000 and Year-End Option Values

   The following table presents information about the year-end value of unexercised options owned by the Named Executive Officers. No Named Executive Officer exercised any options during 2000.

                                                                                     Value of Unexercised
                               Number of Class A Shares and Class B Shares          in-the-money options at
                               Underlying Unexercised Options at Year-End          December 31, 2000 ($)(1)
                       ----------------------------------------------------------- -------------------------
                       Class A Shares Class B Shares Class A Shares Class B Shares
                        Exercisable    Exercisable   Unexercisable  Unexercisable  Exercisable Unexercisable
Name                         #              #              #              #             $            $
----                   -------------- -------------- -------------- -------------- ----------- -------------
William D. Sanders         4,965         241,546         2,507         779,047     $2,035,668   $2,897,822

C. Ronald Blankenship      9,664         222,415         3,058         652,416     $4,722,330   $2,058,985

Thomas G. Wattles          8,056         128,559         2,603         378,560     $3,705,374   $1,329,300

Anthony R. Manno, Jr.      2,481          84,956         1,017         214,959     $  750,810   $  500,482

A. Richard Moore, Jr.        268          35,000           802         145,000     $  194,375   $  390,625

--------
(1) Based on the December 31, 2000, NYSE closing prices of $990 per Class A Share and $20.0625 per Class B Share.

Employment Contracts, Termination of Employment and Change-in-Control
Arrangements

   Security Capital has no employment contracts with any executive officer.

   Under Security Capital's 1998 Long-Term Incentive Plan, if (i) a participant's employment is terminated or constructively terminated by Security Capital or a successor to Security Capital or an affiliated entity which is his or her employer for reasons other than cause following a change in control (as defined in the 1998 Long-Term Incentive Plan) of Security Capital or (ii) the 1998 Long-Term Incentive Plan is terminated by Security Capital or its successor following a change in control without provision for the continuation of outstanding awards, all unexpired options will become immediately exercisable and all restricted stock unit awards will immediately vest. The Company's 1995 Option Plan (the "1995 Option Plan") contains similar provisions for options granted under that plan.

   Security Capital has entered into change in control agreements with each of its officers, including the Named Executive Officers. The agreements provide that, if the officer is terminated or constructively terminated other than for cause within two years after a change in control of Security Capital, the officer will be entitled to receive a lump-sum severance payment (the amount of which depends upon the individual's responsibility level within Security Capital), together with certain payments and benefits, including continuation of certain employee benefits. An additional payment will be required to compensate certain officers for excise taxes imposed upon severance payments under these agreements. The severance amounts would range from three times the sum of base salary and target bonus for the year in which termination occurs, plus pro-rated target bonus through the date of termination, for the three most senior officers, to one times salary, plus pro-rated target bonus through the date of termination, for other officers.

   As part of A. Richard Moore's original employment offer in May 1998, Security Capital agreed that if Mr. Moore's employment is terminated without cause during his initial three years of employment, any unvested restricted stock unit awards granted as part of his initial employment offer will vest, and he will receive one year's pay (base salary and target bonus) as severance pay.

Loans to Executive Officers

   See "Certain Relationships and Transactions" for a description of loans made to executive officers of Security Capital.

1998 Long-Term Incentive Plan

   The 1998 Long-Term Incentive Plan authorizes the establishment of one or more qualified and non-qualified option programs and authorizes the award of share grants (any of which may be subject to restrictions). A total of 12,257,733 Class B Shares was reserved originally for issuance and 4,245,432 remain available for award at March 1, 2001. In the event of certain transactions affecting the type or number of outstanding shares, the shares and awards subject to the 1998 Long-Term Incentive Plan may be adjusted. All exempt employees of Security Capital or any of its affiliates are eligible to participate in the 1998 Long-Term Incentive Plan. The Compensation Committee determines, subject to full Board approval for senior officers, which employees and other persons providing advisory services to Security Capital and its affiliates are eligible to receive awards under the 1998 Long-Term Incentive Plan, and the terms and conditions of those awards. Options expire on the date determined by the Compensation Committee which will not be later than the tenth anniversary of the grant date.

   The 1998 Long-Term Incentive Plan also provides that the Compensation Committee may award participants stock, the distribution of which is subject to the satisfaction of conditions established by the Compensation Committee. The number of shares and the conditions will be established by the Compensation Committee at the time the award is made, provided that any performance period will be at least one year and no more than 2,451,546 Class B Shares (20% of the total aggregate shares reserved for grant under the 1998 Long-Term Incentive Plan) may be for stock awards. 968,015 Class B Shares remain available for stock awards at March 1, 2001.

   Subject to obtaining any approvals required by applicable law or New York Stock Exchange requirements, the Board may amend or terminate the 1998 Long-Term Incentive Plan at any time, provided that no amendment or termination may materially adversely affect the rights of participants under any award made under the 1998 Long-Term Incentive Plan prior to the date that the amendment or termination is adopted by the Board.

1995 Option Plan

   The 1995 Option Plan provides for the granting of options to purchase Class A Shares. The Compensation Committee administers the 1995 Option Plan determining, among other things, the employees of Security Capital or its subsidiaries or affiliates to whom awards under the 1995 Option Plan will be granted, and the exercise price which may not be less than the greater of the fair market value of an underlying Class A Share on the date of the grant of the option or the par value of the underlying share. The expiration date for each option is no later than the ten-year anniversary of the date on which the option is granted. Options for up to 61,255 Class A Shares remain available for grant under the 1995 Option Plan at March 1, 2001. In the event of certain transactions affecting the type or number of shares outstanding, the number of shares or awards outstanding under the 1995 Option Plan may be adjusted.

   Subject to obtaining any approvals required by applicable law or New York Stock Exchange requirements, the Board may amend or terminate the 1995 Option Plan at any time, provided that no amendment or termination may materially adversely affect the rights of any participant or beneficiary under any option granted under the 1995 Option Plan prior to the date that amendment or termination is adopted by the Board.

Other Option Plans

   Security Capital's predecessors also adopted the Security Capital Realty Investors Incorporated Option Plans A and B (each, a "Realty Option Plan") and the Security Capital Group Incorporated 1991 and 1992 Option Plans A and the 1991 and 1992 Option Plans B (each, a "Group Option Plan"). Each of the Realty Option Plans and the Group Option Plans provides for the grant of options to purchase Class A Shares. Generally, all of the plans contain terms substantially similar to the 1995 Option Plan. The number of Class A Shares reserved for issuance pursuant to options under the Realty Option Plans A and B and the Group 1991 and 1992 Option Plans A and the 1991 and 1992 Option Plans B are 16,366, 3,845, 9,982, 29,946, 7,010 and 21,031, respectively. Of those shares 2,174, 4, 900, 4,797, 683 and 1,781, respectively, remain available for the granting of options thereunder at March 1, 2001.

         2000 COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Compensation Committee is comprised entirely of non-employee directors and is responsible for acting on behalf of the Board with respect to (i) general compensation and benefit practices of Security Capital, (ii) reviewing and making recommendations to the Board of salaries and other compensation actions for Security Capital's Chief Executive Officer, Named Executive Officers and other senior executive officers, and (iii) adopting, administering and approving or recommending the approval by the Board of awards under annual and long-term incentive compensation plans.

Compensation Philosophy

   The Compensation Committee is committed to a compensation philosophy that rewards employees on the basis of Security Capital's success in attaining corporate financial objectives as well as on the basis of the employees' success in attaining individual financial and qualitative performance objectives. Security Capital's compensation program is designed to:

  . Attract, motivate, reward and retain highly qualified executives.

  . Align shareholder and employee interests.

  . Reward long-term career contributions to Security Capital.

  . Emphasize the variable portion of total compensation (cash and stock) as an individual's level of responsibility increases.

  . Provide fully competitive compensation opportunities consistent with performance.

  . Encourage teamwork.

   During 2000, the Compensation Committee conducted a review of Security Capital's executive compensation programs, assessing the effectiveness of the programs and relative competitiveness versus identified companies of similar size and business characteristics to Security Capital. This comparable group included companies from both the real estate investment trust and diversified financial marketplace representing the most direct competitors for executive talent. The review also focused on the programs Security Capital uses to set performance goals and objectives, measure business results versus these goals and relate annual and long-term incentive compensation award levels to Security Capital and business unit performance. The Compensation Committee determined that it was appropriate to increase the emphasis on the financial performance measures and weightings used for determining incentive awards for senior executives.

Key Elements of Compensation

   The key elements of Security Capital's executive compensation program are base salary, employee benefits, annual bonus and long-term stock incentives. As an executive's level of responsibility increases, a greater portion of total compensation is based on annual and long-term performance-based incentive compensation and less on salary and employee benefits, creating the potential for greater variability in the individual's compensation level from year to year. The mix, level and structure of performance-based incentive elements reflect market industry practices as well as the executive's role and relative impact on business results consistent with Security Capital's variable pay for performance philosophy.

Base Salary

   The philosophy of Security Capital is to provide base salaries that recognize an individual's ongoing contribution to the organization, that are commensurate with an individual's experience and organization level, and that are competitive with mid-market salary levels of the comparable market benchmarks. In 2000, salary levels were generally not increased for senior executives. Formal, company-wide salary reviews were conducted every two years prior to 2001, but beginning in 2001 compensation will be reviewed annually.

Annual Bonus

   Security Capital's senior executives are eligible for annual cash bonus awards based on Security Capital's performance, business unit performance and individual performance during the prior year. Target bonus award levels have been established for plan participants based on participants' role, organization level and market competitive practices as determined by independent compensation consultants. Annual performance goals are established for eligible annual bonus participants at the beginning of each fiscal year. For the Named Executive Officers and other senior executives, the annual performance goals are established during the year by the Compensation Committee. Generally, performance goals may include financial measures such as earnings before depreciation, amortization and deferred taxes (EBDADT). In evaluating financial performance, the impact of strategic changes, acquisitions and dispositions may be taken into account. In addition to financial measures, the Compensation Committee may review more qualitative measures, such as strategic acquisitions, deployment of capital, and improvement in operating efficiencies or technology usage that position Security Capital for growth.

   Performance versus these criteria will determine individual awards with 100% achievement resulting in payment of the target bonus award. Awards for performance below and above this level of achievement will be at the discretion of the Compensation Committee with awards generally ranging from 0-200% of target levels, consistent with performance. Additionally, bonus awards earned under the program may be further adjusted up or down at the discretion of the Compensation Committee based on the quality of the results, extraordinary circumstances, performance relative to comparable companies and other factors that the Compensation Committee deems relevant.

Long-Term Stock Incentives

   Long-term stock incentives are designed to foster significant ownership of Security Capital stock, promote a close identity of interests between Security Capital senior executives and shareholders, and motivate and reward long-term strategic management and enhancement of shareholder value.

   Since Security Capital was founded, non-qualified stock options have been the primary long-term incentive vehicle and constitute a major component of senior executive compensation. Option awards generally reflect the executive's level of responsibility and impact on the long-term success of Security Capital. Additionally, consideration is given to an executive's potential for future responsibility and impact on longer term results. Stock options for Class B Shares were granted in August and December 2000 with exercise prices equal to the market prices on the dates of grant and a three year ratable vesting schedule.

   Security Capital offered a Share Purchase Matching Program (the "Program") in 2000. The purpose of the Program is to further increase ownership of Security Capital stock and promote retention. Under the Program, target-bonus-eligible individuals could elect to receive up to 50% of their total annual cash bonus for 2000 performance in the form of unrestricted Class B Shares. For every share participants purchased under the Program, Security Capital granted .75 restricted stock units which permit an employee to acquire Class B Shares when the units vest (Matching RSUs). The Matching RSUs vest in full three years from the date of grant, provided participants remain employees of Security Capital and do not sell the Class B Shares acquired under the Program during this period. The Program was implemented in January 2001.

   The Compensation Committee believes long-term stock incentives are integral in motivating senior executives to achieve Security Capital's long-range goals, promote retention and enhance shareholder value. The Compensation Committee intends to continue to emphasize this element of the compensation package.

Chief Executive Officer Compensation

   The Compensation Committee meets annually without the Chief Executive Officer present to evaluate his performance and to determine his compensation. In considering Mr. Sanders' compensation, the Compensation Committee considers his principal responsibilities, which are to provide the overall vision and strategic direction and leadership for Security Capital, to attract and retain highly qualified employees and to develop and maintain key capital relationships for Security Capital.

   Mr. Sanders' base salary for 2000 was $650,000 and represented no increase versus his 1999 base salary level. Mr. Sanders' salary is generally competitive with base salary levels of other Chief Executive Officers in companies of comparable size and business profile as Security Capital.

   In determining Mr. Sanders' 2000 annual bonus and long-term incentive award, the Compensation Committee reviewed the overall performance of Security Capital and Mr. Sanders' individual performance. During 2000, Security Capital achieved several important objectives that the Compensation Committee believed Mr. Sanders was instrumental in achieving:

  . Earnings before depreciation, amortization and deferred taxes (EBDADT) was $2.69 per share versus the target of $2.13 per share, before special items.

  . Total shareholder return for 2000 was 60.5%.

  . The discount between Security Capital's stock price and underlying net asset value has been narrowed.

  . The Security Capital share repurchase program continued during 2000.
    Through March 30, 2001, approximately 23,596,000 equivalent shares have been repurchased, representing 16.4% of shares outstanding at the beginning of the share repurchase program.

  . Homestead was privatized and partial liquidation of Security Capital's position in Archstone at attractive pricing was completed in 2000.

  . The business combination with US Realty was completed in early 2001 which will simplify Security Capital's corporate structure significantly.

  . The sale of a substantial portion of City Center Retail's assets was completed.

  . Operating expenses were reduced 22.2% during 2000.

  . Continuing improvement of Security Capital's debt coverage ratio (as defined in its loan agreements) from 2.16X to 2.98X was achieved.

   In view of these accomplishments, the Compensation Committee recommended an award for Mr. Sanders of an annual bonus of $1,050,000 for 2000. Additionally, the Compensation Committee recommended a grant to Mr. Sanders of stock options to acquire 350,000 Class B Shares for 2000. The Compensation Committee has determined that the combination of the annual bonus award and stock option grants, in addition to base salary, would place Mr. Sanders' total compensation somewhat above mid-market levels versus the comparable companies, which the Compensation Committee deems appropriate in light of Security Capital's outstanding performance for 2000.

   The full Board of Directors approved these recommendations.

Section 162(m)

   The Compensation Committee is aware of the limitations imposed by Section 162(m) of the Internal Revenue Code on the deductibility of compensation paid to certain senior executives to the extent it exceeds $1 million per executive. The law exempts compensation paid under plans that relate compensation to performance. Although Security Capital's plans are designed to relate compensation to performance, certain elements of the plans do not meet the tax law's requirements because they allow the Compensation Committee to exercise discretion in setting compensation. The Compensation Committee is of the opinion that it is better to retain discretion in determining executive compensation. However, the Compensation Committee will continue to monitor the requirements of the Internal Revenue Code to determine what actions, if any, should be taken with respect to Section 162(m).

   This report is submitted by the members of the Compensation Committee:
Samuel W. Bodman, Chairman, Hermann Buerger, John P. Frazee, Jr. and John T. Kelley, III.

                               PERFORMANCE GRAPH

   Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on Class A Shares and Class B Shares against the cumulative total return of the Standard & Poor's Composite--500 Stock Index, the Wilshire Real Estate Securities Index and the Wilshire Real Estate Operating Company Index for the period beginning September 18, 1997 (the date that the Class A Shares and Class B Shares began trading on the New York Stock Exchange), and ended December 31, 2000. The Class A Share and Class B Share price performance shown on the graph is not necessarily indicative of future price performance.

   It would be difficult to develop a peer group of companies similar to Security Capital. Security Capital is a real estate operating and investment management company engaged in a number of diverse business activities. A majority of Security Capital's investments are in public and private strategic real estate operating companies which own and operate commercial real estate. Security Capital has used for comparative purposes the Wilshire Real Estate Securities Index, which is comprised of publicly traded real estate securities of companies which own and operate commercial real estate. Security Capital is a C Corporation and not a REIT and has therefore also used for comparative purposes the Wilshire Real Estate Operating Company Index, which is composed of the securities of other C Corporation real estate operating companies.

                                    [GRAPH]

                         September 18, December 31, December 31, December 31, December 31,
                             1997          1997         1998         1999         2000
                         ------------- ------------ ------------ ------------ ------------
Class A Shares..........    $100.00      $112.86      $ 47.14      $ 44.29      $ 70.72

Class B Shares..........     100.00       116.07        48.44        44.46        71.65

S&P 500.................     100.00       102.91       132.32       160.17       145.59

Wilshire Real Estate
 Securities Index.......     100.00       104.59        86.36        83.61       109.31

Wilshire Real Estate
 Operating Company
 Index..................     100.00        98.39        76.96        71.32        91.08

--------
(1) Assumes that the value of the investment in Class A Shares and Class B Shares and each index was $100.00 on September 18, 1997. Also assumes that the initial investment in Class A Shares and Class B Shares was made at the initial public offering price of $28.00 per Class B Share (equivalent to $1,400.00 per Class A Share).

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

   C. Ronald Blankenship, a Director, Vice Chairman and Chief Operating Officer of Security Capital, is a party to a full recourse secured note and related pledge agreement executed in 1996, under which Security Capital loaned Mr. Blankenship $925,000. The note is due on the earlier of January 15, 2005, 120 days after Mr. Blankenship is no longer an officer of Security Capital or, if a change of control of Security Capital occurs and Mr. Blankenship's employment with Security Capital is terminated, one year after such termination. Interest accrues at six percent per year and is payable annually on January 15 each year the note is outstanding. The note is secured by Class A Shares of Security Capital owned by Mr. Blankenship, common shares of Archstone and ProLogis owned by Mr. Blankenship, and a life insurance policy on Mr. Blankenship in the amount of $925,000, which policy names Security Capital as beneficiary. Mr. Blankenship has also agreed that if he exercises any options for Security Capital securities prior to payment of the note, any securities obtained upon exercise of those options will become subject to the pledge agreement and the net proceeds (after payment of minimum withholding taxes) from the sale of any securities obtained upon exercise of those options will be immediately applied to payment of the note.

   Thomas G. Wattles, a Managing Director of Security Capital, is a party to a full recourse secured note and related pledge agreement executed in 1997, under which Security Capital loaned Mr. Wattles $418,936.93. The note is due on the earlier of January 15, 2005, 120 days after Mr. Wattles is no longer an officer of Security Capital or, if a change of control of Security Capital occurs and Mr. Wattles' employment with Security Capital is terminated, one year after such termination. Interest accrues at six percent per year and is payable annually on January 15 each year the note is outstanding. The note is secured by Class A Shares of Security Capital owned by Mr. Wattles, common shares of ProLogis owned by Mr. Wattles, and by a life insurance policy on Mr. Wattles in the amount of $536,000, which policy has been assigned to Security Capital. Mr. Wattles has also agreed that if he exercises any options for Security Capital securities prior to payment of the note, any securities obtained upon exercise of those options will become subject to the pledge agreement and the net proceeds (after payment of minimum withholding taxes) from the sale of any securities obtained upon exercise of those options will be immediately applied to payment of the note.

   Cyrus F. Freidheim, Jr., a Director, had three unsecured full recourse notes outstanding with Security Capital during 2000: a note dated January 4, 1991, in the principal amount of $250,000; a note dated April 6, 1992, in the principal amount of $84,083.34; and a note dated December 31, 1993, in the principal amount of $166,667. Each note was due on January 4, 2001. Interest on each note accrued at a floating rate per annum equal to the lowest rate charged by Morgan Guaranty Trust Company of New York to its most creditworthy corporate customers for unsecured loans having a maturity of ninety days or less, in effect from time to time, plus .25%. Interest on two notes was payable annually, and interest on one note was payable semiannually. Mr. Freidheim used the proceeds of each loan to purchase common stock of Security Capital. Mr. Freidheim paid all of his notes in full in 2000.

   H. Laurence Fuller, a Director, had three unsecured full recourse notes outstanding with Security Capital during 2000: a note dated January 4, 1991, in the principal amount of $250,000; a note dated April 6, 1992, in the principal amount of $84,333.34; and a note dated December 31, 1993, in the principal amount of $166,667. Each note was due on January 4, 2001. Interest on each note accrued at a floating rate per annum equal to the lowest rate charged by Morgan Guaranty Trust Company of New York to its most creditworthy corporate customers for unsecured loans having a maturity of ninety days or less, in effect from time to time, plus .25%. Interest on two notes was payable annually, and interest on one note was payable semiannually. Mr. Fuller used the proceeds of each loan to purchase common stock of Security Capital. Mr. Fuller paid all of his notes in full in 2000.

   Paul E. Szurek, Chief Financial Officer of Security Capital, has a loan outstanding with Security Capital in the principal amount of $85,000 under a note dated October 30, 1995. The note is due on January 4, 2005, and interest accrues at a floating rate per annum equal to the lowest rate charged by Morgan Guaranty Trust Company of New York to its most creditworthy corporate customers for unsecured loans having a maturity of ninety days or less, in effect from time to time, plus .25%. Interest is payable semiannually. Mr. Szurek used the proceeds of the loan to purchase common shares of US Realty, which company was acquired by Security Capital in 2001 and which shares are now Class B Shares. At the time the loan was originally made, Mr. Szurek was scheduled to become an officer of US Realty.

   Anthony R. Manno, Jr., a Managing Director of the Global Capital Management Group, has a loan outstanding with Security Capital in the principal amount of $250,000 under a secured amended and restated note dated December 1, 1999 (originally issued in June 1997). The note is due on January 12, 2003 or 120 days after the date Mr. Manno ceases to be an officer of any affiliate of Security Capital. Interest on the note accrues at a rate of six percent per annum, and is payable annually. Mr. Manno used the proceeds of the loan to purchase shares of Security Capital Preferred Growth Incorporated, an affiliate of Security Capital, and the note is secured by those shares.

   Security Capital loaned Constance B. Moore, a Managing Director, $250,000 under a secured full recourse note dated May 10, 1996, which was due on the earlier of January 5, 2006, or 120 days after Ms. Moore was no longer an officer of Archstone or an affiliate thereof. Interest accrued at a floating rate per annum equal to the lowest rate charged by Morgan Guaranty Trust Company of New York to its most creditworthy corporate customers for unsecured loans having a maturity of ninety days or less, in effect from time to time, plus .25%, and was payable semiannually on each January 5 and July 5. Ms. Moore used the proceeds of the note to purchase common shares of Security Capital Atlantic Incorporated, which are now shares of Archstone. At the time the loan was originally made, Ms. Moore was an officer of Security Capital Atlantic Incorporated, which merged into Archstone in 1998. Ms. Moore paid the note in full in 2000.

   Homestead, an affiliate of Security Capital, has a $35 million revolving credit facility and a $61 million term loan with Commerzbank AG, New York Branch ("Commerzbank"), as the arranger or agent, and other lenders. Borrowings accrue interest at rates equal to 2.5% over LIBOR, 2% over the prime rate and 2.5% over the federal funds rate. Homestead paid $26 million in principal on the term loan in February 2001 in connection with the sale of 23 Homestead properties to an unaffiliated purchaser. As of February 21, 2001, there was $35 million outstanding on the term loan and $1.5 million on the revolving credit facility.

   In connection with the business combination with US Realty, a former affiliate of Security Capital, which was completed in January 2001, Security Capital entered into an Amended and Restated Credit Agreement, dated as of December 8, 2000, among Security Capital and 11 financial institutions (the "Revolving Credit Facility"), and a Term Loan Agreement, dated as of December 8, 2000, among Security Capital and 11 financial institutions (the "Term Loan"). Under the Revolving Credit Facility, Security Capital may borrow up to $470 million on a revolving basis, subject to the value of certain securities beneficially owned by Security Capital less certain liabilities of Security Capital. Borrowings accrue interest at the election of Security Capital at either LIBOR or a Base Rate (defined as the higher of Wells Fargo prime rate or the Federal Funds rate plus .50%) plus in each case a margin (1.30% as of December 31, 2000), based upon Security Capital's credit rating. The agreement is effective through April 6, 2002, with an option to renew for successive one-year periods with the approval of lenders. The Revolving Credit Facility is guaranteed by SC Realty Incorporated ("SC Realty"), an indirect wholly owned subsidiary of Security Capital. Commerzbank has a $50 million commitment for the Revolving Credit Facility.

   Security Capital borrowed $530 million under the Term Loan. Borrowings accrued interest at the election of Security Capital at either LIBOR or a Base Rate (defined as the higher of Wells Fargo prime rate or the Federal Funds rate plus .50%), plus in each case a margin (1.30% as of December 31, 2000), based upon Security Capital's credit rating. The agreement was effective through January 17, 2002, with an option to extend with the approval of the lenders. The Term Loan was guaranteed by SC Realty. Commerzbank had a $75 million commitment for the Term Loan. The Term Loan was paid in full and terminated on February 28, 2001.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Exchange Act requires Security Capital's Directors, executive officers and beneficial owners of more than 10 percent of the outstanding Class A Shares or Class B Shares to file reports of ownership and changes in ownership of the Class A Shares or Class B Shares with the Securities and Exchange Commission and to send copies of those reports to Security Capital. Based solely on a review of those reports and amendments thereto furnished to Security Capital and on written representations of certain of those persons that they were not required to file certain of those reports, Security Capital believes that no such person failed to file any such report on a timely basis during 2000.

                        INDEPENDENT PUBLIC ACCOUNTANTS

   The Board has selected Arthur Andersen LLP, certified public accountants, who have served as auditors for Security Capital since 1991, to serve again as the auditors of Security Capital's books and records for the coming year. A representative of Arthur Andersen LLP is expected to be present at the annual meeting, and will be given an opportunity to make a statement if that representative desires to do so and will be available to respond to appropriate questions.

                                 ANNUAL REPORT

   Security Capital's 2000 Annual Report, which includes audited financial statements, has previously been mailed to shareholders or is being mailed to shareholders together with this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material.

                             SHAREHOLDER PROPOSALS

   Any proposal by a shareholder of Security Capital intended to be presented at the 2002 annual meeting of shareholders must be received by Security Capital at its principal executive offices not later than December 11, 2001, for inclusion in Security Capital's proxy statement and form of proxy relating to that meeting.

   In addition, shareholders may present proposals which are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the shareholder must comply with the procedures specified by Security Capital's bylaws. Security Capital's bylaws currently require that all shareholders who intend to make proposals at an annual shareholders' meeting submit their proposals to the Secretary of Security Capital during the period 75 to 100 days before the anniversary date of the previous year's annual meeting. To be eligible for consideration at the 2002 annual meeting under the current bylaws, proposals which have not been submitted by the deadline for inclusion in the proxy statement must be received by the Secretary of Security Capital between February 23, 2002, and March 19, 2002.

                                 OTHER MATTERS

   No proposals having been submitted in accordance with Security Capital's bylaws, Security Capital is not aware of any business or matter other than those indicated above which may properly be presented at the meeting. If any other matter properly comes before the meeting, the proxy holders will, in their discretion, vote thereon in accordance with their discretion.

                                          Jeffrey A. Klopf
                                          Senior Vice President and Secretary

April 12, 2001

                                                                     Appendix A

                      SECURITY CAPITAL GROUP INCORPORATED

                            Audit Committee Charter

                                  March 2001

   The Board of Directors (the "Board") of Security Capital Group Incorporated (the "Company") hereby renews and reaffirms the establishment of an Audit Committee (the "Committee"). The purpose of the Committee is to be an informed, vigilant and effective overseer of the controlling processes of the Company consistent with risk mitigation appropriate in the circumstances. The Committee shall also assist the Board in fulfilling its obligation to provide factual and appropriate financial reporting to shareholders. To achieve these objectives, the Committee shall be constituted and operated pursuant to the following requirements.

1. ORGANIZATION AND RULES OF THE COMMITTEE

   The Committee shall consist of three or more members. The Board shall elect the members of the Committee at the Annual Meeting of Directors and shall designate the Chairman of the Committee, all of whom will serve until their successors are elected by a majority vote of the Board.

   The Board shall have the power at any time to change the membership of the Committee and to fill vacancies in it, subject to the following eligibility requirements. Subject to such rules as the Board shall prescribe, the Committee shall meet at such times, but not less than three times annually, and place as the members of the Committee shall deem necessary or desirable. Meetings of the Committee may be called at any time by the Chairman of the Committee. No notice of meetings need be given.

   A majority of the members of the Committee shall constitute a quorum for the transaction of business and the action of a majority of the members present at any meeting at which there is a quorum shall be the act of the Committee. Except as expressly provided in the Committee's Charter, the Committee shall fix its own rules of procedure.

2. ELIGIBILITY FOR MEMBERSHIP ON THE COMMITTEE

   All members must fulfill qualification standards established by governing regulatory entities, including the New York Stock Exchange ("NYSE"). All members must be financially knowledgeable, and one member must have accounting or financial management expertise, all as determined by the Board in its reasonable judgment. Each member must be fully independent of management and the Company, free of any circumstances or relationship that would interfere with the exercise of his or her duties.

   No director may be a member who:

  . Has been employed by the Company or its affiliates during the last three years;

  . Is a partner in, or a controlling shareholder or executive officer of, any enterprise that has a business relationship with the Company or who personally has a direct business relationship with the Company; provided that such director may be a member if the Board determines in its business judgment that the relationship does not interfere with the director's exercise of independent judgment;

  . Is employed as an executive at another entity in which any of the Company's executives serve on that entity's compensation committee; or

  . Has an immediate family member who has been employed by the Company or any affiliate as an executive officer during the last three years.

3. RESPONSIBILITIES OF THE COMMITTEE

   The Committee shall be responsible for the following matters:

     (a) Oversight of the Company's internal control environment which may include solicitation of recommendations from the Company's independent accountants and internal auditors for the improvement of internal control processes;

     (b) Review of the operations of the Company's financial, accounting and reporting processes, including major changes to auditing and accounting principles suggested by the independent public accountants, internal auditors or management;

     (c) Selection, evaluation and replacement of nationally recognized, independent accountants for the Company, based upon such factors as the Committee and the Board deem relevant, which independent accountants shall be ultimately accountable to the Board and the Committee. Different accounting firms may be chosen to audit the Company or any of its affiliates, all subject to Board approval;

     (d) Review and approve the independent accountants' service and compensation arrangements and the independence of such accountants;

     (e) Meet with the independent accountants as often as necessary to review the Company's financial reporting, the internal controls of the Company, the nature of any disagreements or major issues with management, the nature and resolution of any significant or unusual accounting issues, any auditing problems, and such other matters as the Committee deems appropriate;

     (f) Make its Chairman or the Committee as a whole available, upon request, to the independent accountants and management to review interim and annual financial statements and earnings releases prior to filing or release to the extent required by applicable regulations of the Securities and Exchange Commission ("SEC"), NYSE, and accounting standards;

     (g) Discuss with the independent accountants the quality of the Company's financial reporting;

     (h) Review and approve the annual audit plan and receive periodic reports on progress and results;

     (i) Review and reassess, annually, the Committee's Charter in light of current circumstances of the Company and changes in regulations;

     (j) Review material legal and regulatory matters, including reports received from regulators;

     (k) Review policies and procedures with respect to officers' expense accounts and perquisites, including their use of corporate assets;

     (l) Receive periodic reports from the independent accountants regarding all relationships between the accountants and the Company, discuss with the independent public accountants any disclosed relationships or services that may affect their objectivity and independence and recommend that the Board take appropriate action to satisfy itself of the independence of the independent public accountants; and consider the impact of any non-audit services provided by the independent public accountants on their independence;

     (m) The Committee shall

    --Ensure reports are made to the Board or in periodic filings as required by governing rules and regulations of the SEC and NYSE. Such reports will include, among other things:

     --A report in the Company's proxy statement for its annual meeting of shareholders at which directors will be elected that the Committee has

      --Reviewed and discussed the audited financial statements with management and the independent accountants;

      --Discussed with the independent accountants matters required to be covered by the Statement on Auditing Standards No. 61;

      --Received independence disclosures from the independent accountants as required by Independence Standards Board Standard No. 1 and applicable SEC and NYSE regulations;

      --Recommended inclusion of the audited financial statements in the Form 10-K for the last fiscal year for filing with the SEC, following completion of the immediately preceding three actions; and

      --Any other reports as may be mandated from time to time by applicable regulations.

     --An annual written confirmation to the NYSE covering

      --Any determination that the Board has made regarding the independence of Committee members;

      --The financial literacy of Committee members;

      --The determination that at least one of the Committee members has accounting or related financial management expertise; and

      --The Committee's annual review and reassessment of the adequacy of its Charter.

     --The triennial publication of the Committee's Charter in the Company's proxy statement for its annual meeting of shareholders at which directors will be elected.

4. ACCESS TO RESOURCES OF THE COMPANY

   With reasonable advance notice, the Committee may request any officer of the Company to attend any meeting of the Committee or to otherwise provide assistance to the Committee in fulfilling its responsibilities. In such circumstances as it deems appropriate the Committee shall be entitled to engage outside legal counsel or other experts as it deems necessary to assist in fulfilling its duties.

5. GENERAL

   The Committee shall request the senior internal auditor and independent accountants to meet with the members of the Committee without members of management present to discuss such topics as the Committee deems appropriate.

                      SECURITY CAPITAL GROUP INCORPORATED

                        Annual Meeting of Shareholders

                            Thursday, May 17, 2001
                      9:30 a.m. (Mountain Daylight time)
                                Eldorado Hotel
                         309 West San Francisco Street
                              Santa Fe, NM 87501


         We request that you pre-register for attendance at the meeting by calling our meeting planning staff
                               at 1-800-988-4307


                TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE
--------------------------------------------------------------------------------

PROXY
                      SECURITY CAPITAL GROUP INCORPORATED

      THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS
                      2001 ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MAY 17, 2001

     The undersigned hereby appoints each of William D. Sanders, C. Ronald Blankenship, Thomas G. Wattles and Jeffrey A. Klopf, as proxies with full power of substitution, to represent the undersigned at the annual meeting of shareholders of Security Capital Group Incorporated to be held on May 17, 2001, and at any adjournments or postponements thereof, and to vote at such meeting the shares of common stock that the undersigned would be entitled to vote if present at such meeting, in accordance with the instructions indicated on the reverse side of this card. If no instructions are indicated, the shares represented by this proxy will be voted for the election of the listed nominees for Director, and, at the discretion of the proxies named above, on any other matter that may properly come before the meeting.

     The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement together with this proxy.

     You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote your shares unless you sign and return this card, or you may vote by telephone or internet.

----------------                                                ----------------
SEE REVERSE SIDE   CONTINUED AND TO BE SIGNED ON REVERSE SIDE   SEE REVERSE SIDE
----------------                                                ----------------

Instructions for Voting Your Proxy

Security Capital Group Incorporated is offering shareholders of record three alternative ways of voting their proxies:

 . By Telephone (using a touch-tone telephone)
 . Through the Internet (using a browser)
 . By Mail (traditional method)

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

TELEPHONE VOTING   Available only until 5:00 p.m., Eastern Daylight time on
                   May 16, 2001

 . On a touch-tone telephone, call TOLL FREE 1-877-381-4019, 24 hours a day,
  7 days a week
 . You will be asked to enter ONLY the CONTROL NUMBER shown below
 . Have your proxy card ready, then follow the prerecorded instructions
 . Your vote will be confirmed and cast as you directed

INTERNET VOTING   Available only until 5:00 p.m., Eastern Daylight time on
                  May 16, 2001

 . Visit the Internet voting Website at http://proxy.georgeson.com
 . Enter the COMPANY NUMBER AND CONTROL NUMBER shown below and follow the instructions on your screen
 . You will incur only your usual internet charges

VOTING BY MAIL

 . Simply sign and date your proxy card and return it in the postage-paid envelope

               If you are voting by telephone or the Internet,
                      please do not mail your proxy card

               COMPANY NUMBER                     CONTROL NUMBER


                TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE
--------------------------------------------------------------------------------

[x] Please mark votes
    as in this example.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES.

1. The election of the following persons as Class II Directors:

   (01) Cyrus F. Freidheim, Jr. (02) H. Laurance Fuller, (03) Janet Hill, and
   (04) Ray L. Hunt.

   FOR ALL nominees except as noted below

[_]
   --------------------------------------

          FOR              WITHHELD
          ALL              FROM ALL
        NOMINEES           NOMINEES
          [_]                [_]

2. To vote upon any other matters that may properly be presented at the meeting in their discretion.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING                                 [_]

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT                               [_]

Please sign, date and return this proxy card promptly using the enclosed postage-paid envelope whether or not you plan to attend the meeting.

Please sign exactly as name(s) appear(s) to the left. If shares are held jointly, each joint tenant should sign. If signing as attorney, executor, administrator, trustee or guardian or as officer of a corporation or other entity, please give full title and capacity in which you are signing.

Signature:                                     Date:
          -------------------------------------     ---------------------------


Signature:                                     Date:
          -------------------------------------     ---------------------------